BION ENVIRONMENTAL TECHNOLOGIES, INC.



              Bion Announces Filing Amended Permit Application
                          for Kreider Farms Phase 1


June 23, 2010. New York, New York. Bion Environmental Technologies, Inc. (OTC BB: BNET) announced today that, as a result of extended negotiations with the Pennsylvania Department of Environmental Protection (PA DEP), it has filed a demonstration project permit application with the PA DEP for Phase 1 of its Kreider Farms project.

Bion's management believes that the demonstration permit will enable Bion to proceed with the project as a 'design/build' project without further costly delays prior to receipt of the full Water Quality Management Permit from the DEP. The criteria for determining the success of the project under a demonstration project permit will be based on verification of the actual reductions of nitrogen across the system. When the Kreider Farms system has demonstrated these reductions, Bion will file for the full Water Quality Management Permit utilizing its verified data and the 'as built' engineering drawings.
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About Bion: Bion Environmental Technologies has provided environmental treatment solutions to the agriculture and livestock industry since 1990. Bion's patented next-generation technology provides a unique comprehensive treatment of livestock waste that achieves substantial reductions in nitrogen and phosphorus, ammonia, greenhouse and other gases, and pathogens. Bion's process simultaneously recovers cellulosic biomass from the waste stream to produce renewable energy. For more information, see Bion's website: www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the word 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.


Contact information:

Mark A. Smith                          Craig Scott
President                              Vice President-Capital Markets/IR
719-256-5329                           303-843-6191 direct
mas@biontech.com                       cscott@biontech.com